Exhibit 22

                         List of Subsidiaries


          Name                            State of
          ----                            --------
                                      Incorporation
                                      -------------

      Pathmark Stores, Inc.             Delaware
      PTK Holdings, Inc.                Delaware
      Bridge Stuart, Inc.               New York
      Pennsylvania Stuart, Inc.         Pennsylvania
      Jersey Stuart, Inc.               New Jersey
      Bucks Stuart, Inc.                Pennsylvania
      Madison Stuart Corporation        New Jersey
      Brick Stuart, Inc.                New Jersey
      Trauts-South Plainfield, Inc.     New Jersey
      AAL Realty Corp.                  New York
      Pauls Trucking Corp.              New York
      GAW Properties Corp.              New Jersey
      Eatontown Stuart, Corp.           New Jersey
      Plainbridge, Inc.                 Delaware
      Chefmark, Inc.                    Delaware